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abrdn Global Infrastructure Income Fund

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abrdn Global Infrastructure Income Fund (ASGI) Announces Proposal to Remove Term Structure

(Philadelphia, March 16, 2026) – The Board of Trustees (the “Board”) of the abrdn Global Infrastructure Income Fund (NYSE: ASGI) approved a proposal to remove the Fund’s term limit and convert the Fund to a perpetual fund, pending shareholder approval.

The Fund was established in 2020 with a defined term of 15 years ending in July 2035. The proposal, if approved by shareholders, will amend the Fund’s Amended and Restated Declaration of Trust to remove the provision that requires, with certain exceptions, the Fund to terminate in July 2035 (the “Term Amendment”). Converting to a perpetual fund would enhance alignment with the Fund’s long-term investment strategy, improve portfolio management flexibility, and better support sustainable income generation, while preserving shareholder liquidity through secondary-market trading.

A key attribute of ASGI is its ability to invest in private infrastructure investments, which provides access to long-duration, income-producing assets that are typically unavailable in public markets. The Board, abrdn Inc. and abrdn Investments Limited, (the Fund’s investment adviser and sub-adviser, respectively), believe that converting to a perpetual fund would support long-term value creation by aligning the Fund’s structure with the long-duration nature of infrastructure assets, enhancing portfolio management flexibility (particularly with respect to private infrastructure investments).

Shareholders may also benefit from the continued growth of the Fund and related economies of scale efficiencies. If shareholders approve the Term Amendment, the Fund’s investment advisory agreement with abrdn Inc. will be amended to institute breakpoints into the advisory fee payable by the Fund, which at current asset levels will lower the net investment advisory fee and has the potential to reduce the net advisory fees paid by the Fund as its assets increase.

Shareholders of record as of March 16, 2026, will be asked to vote on the proposal at a special meeting, tentatively scheduled for May 27, 2026. In connection with the solicitation of proxies to approve the Term Amendment, the Fund will file a proxy statement relating to the Term Amendment, among other proposals, with the U.S. Securities and Exchange Commission (“SEC”). Because the proxy statement will contain important information about the Term Amendment, including the expected benefits and potential risks, the Fund’s shareholders are urged to read the proxy statement and accompanying materials carefully when received. When filed with the SEC, the proxy statement will be available free of charge at the SEC’s website at www.sec.gov. Shareholders will be able to obtain copies of the definitive proxy statement and accompanying materials, when available, by writing to the Fund c/o abrdn Inc., 1900 Market Street, Suite 200, Philadelphia, PA 19103, or calling 1-800-522-5465.

Important Information

The Fund, the Advisers and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the matter described above. Information about the Advisers, certain of their affiliates and the trustees and officers of the Fund may be found in the Fund’s annual report to shareholders and the proxy statement to be filed with the SEC.

Closed-end funds are traded on the secondary market through one of the stock exchanges. A fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that a fund will achieve its investment objective. Past performance does not guarantee future results.

The value at which a closed-end fund stock trades on a stock exchange is a function of external market factors that are not under the control of the fund’s board or investment adviser. Closed-end fund shares may therefore trade at a premium or a discount to net asset value at any given time. Shareholders should be aware that a fund trading at a premium to net asset value may not be sustainable, and a fund’s discount to net asset value can widen as well as narrow. Shareholders of a fund trading at a premium who participate in that fund’s dividend reinvestment plan should note the reinvestment of distributions may occur at a premium to net asset value.

About Aberdeen Investments

Aberdeen Investments Global is the trade name of Aberdeen's investments business, herein referred to as “Aberdeen Investments” or “Aberdeen”. In the United States, Aberdeen Investments refers to the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, and abrdn Asia Limited.

Aberdeen Investments is one of the world’s largest asset management firms with extensive experience in managing closed-end funds dating back to the 1980s. As of December 31, 2025, Aberdeen Investments had approximately $525 billion in assets under management.

For More Information Contact:

Aberdeen Investments U.S. Closed-End Funds

Investor Relations

1-800-522-5465

investor.relations@aberdeenplc.com

abrdn Global Infrastructure Income Fund (ASGI)

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